CONTACT:	News Media	FOR IMMEDIATE DISTRIBUTION
	Colin Wheeler	November 4, 2009
(303) 927-2443
Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 927-2334	(303) 927-2397

MOLSON COORS REPORTS DOUBLE-DIGIT THIRD QUARTER 2009 INCOME GROWTH

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported double-digit income growth for the third quarter.  Net income attributable to Molson Coors increased 37.4 percent to $235.3 million for the third quarter, up from $171.3 million a year ago.  Underlying after-tax income(1) increased 22.7 percent to $212.9 million, or $1.14 per diluted share, up from $173.5 million, or $0.93 per diluted share, a year ago.

Peter Swinburn, Molson Coors president and chief executive officer, said, “Molson Coors had a successful third quarter, with underlying earnings up more than 22 percent versus a year ago.  This headline profit includes some non-operating and one-time noise, both positive and negative.  The positive resolution of tax positions in the quarter was partially offset by currency headwinds, a mark-to-market hedge loss this year, and the challenge of cycling supplier negotiation benefits last year.  Excluding these factors, earnings grew approximately 13 percent in the quarter.  These trading results reflect a high level of brand investment, coupled with cost control and price management.  Our results also reflect weak industry volume trends, continued cost inflation across our businesses, and more promotional pricing activity in Canada.  In terms of our portfolio performance, total-company volume in the third quarter declined, and worldwide Coors Light volumes were down slightly against a strong growth quarter a year ago.”

“We remain focused on building a diverse portfolio of extraordinary brands, offering value-enhancing innovations for consumers, and achieving positive pricing to grow our top-line and bottom-line as the economy improves.  We offer value to consumers in many forms, including innovative brands and promotional packaging, as well as category-leading advertising, retail promotions and service to our customers.  In the fourth quarter, incremental investments related to these efforts will be most significant in our Canada, U.S. and international businesses.  These investments are consistent with our brand-led global strategies, and we expect them to drive top-line and bottom-line growth as we move into 2010.”

Third Quarter Highlights

Key operating and financial highlights for the Company’s fiscal third quarter ended September 26, 2009, compared to the fiscal third quarter ended September 28, 2008, include the following:

•
Net income attributable to Molson Coors increased 37.4 percent to $235.3 million for the third quarter, up from $171.3 million a year ago, driven by a lower effective tax rate, a one-time gain on the Company’s total-return swap, and lower net special charges, as well as strong cost control and price management across the company.

Molson Coors Brewing Company

•
Underlying after-tax income(1) increased 22.7 percent to $212.9 million, or $1.14 per diluted share, up from $173.5 million, or $0.93 per diluted share a year ago.  This earnings performance was driven by a lower effective tax rate and strong earnings growth from MillerCoors and our U.K. business, which were partially offset by cost inflation, lower worldwide volume, and unfavorable currency movements.

•	Third quarter 2009 results include the impact of unfavorable foreign currency movements, which decreased total underlying pretax income approximately $13 million versus a year ago.
•
Molson Coors worldwide beer volume decreased 2.9 percent, driven by challenging markets, a weak global economy, and the Company’s continued strategy in the U.K. to emphasize revenue growth over low-margin volume growth.

The Company’s effective tax rate during the third quarter 2009 for income from continuing operations was 9 percent on a reported basis and 4 percent on an underlying basis.  The Company estimates that its full-year 2009 underlying effective tax rate will be in the range of negative 2 percent to positive 2 percent.  These tax rates are significantly lower than the Company’s anticipated long-term tax rate range of 22 percent to 26 percent due to the favorable resolution of unrecognized tax positions during 2009.

During the quarter, Molson Coors achieved an incremental $18 million of cost savings as part of its three-year, $250 million Resources for Growth (RFG) cost savings program.  Savings from the RFG program now total $246 million.

MillerCoors achieved $73 million in synergies in the third quarter, largely due to marketing synergies, as well as organizational savings resulting from the elimination of duplicate and transitional positions in the third quarter 2008.  Molson Coors’ 42 percent share of these synergies is $31 million.  Network optimization savings continue to be realized from shifting production of Coors and Miller brands into the larger MillerCoors brewery network, a process which will continue for the next nine months.  MillerCoors continues to integrate business processes and systems across the enterprise to deliver enhanced customer solutions and better leverage the scale of the business.

MillerCoors has delivered $183 million in synergies this year, bringing the total to $211 million since beginning operations on July 1, 2008.  The Company now expects to achieve $270 million of cumulative synergies by the end of 2009, surpassing its original commitment of $225 million.  As previously communicated, MillerCoors will deliver incremental cost savings above the $500 million synergy target, and approximately $200 million in cost savings are expected to be delivered by the end of 2012, approximately in-line with current market expectations.  These cost savings include efficiencies in production costs, procurement, and marketing, general and administrative expense.

Molson Coors Brewing Company’s total worldwide beer volume was 13.8 million hectoliters in the quarter, 2.9 percent lower versus the prior year, as shown in Table 1 below.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 1:  2009 Third Quarter Worldwide Beer Volume
(In Millions of Hectoliters)

	Thirteen Weeks Ended
	September 26, 2009	September 28, 2008	% Change
	Actual	Actual
Financial Volume:	5.181	5.480	(5.5)%
Royalty Volume:	0.076	0.078	(2.6)%
Owned Volume:	5.257	5.558	(5.4)%
Proportionate Share of Equity Investment Sales-to-Retail(1):	8.542	8.658	(1.3)%
Total Worldwide Beer Volume:	13.799	14.216	(2.9)%

Notes:
(1)  Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Modelo Molson sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Business Segments

Following are the Company’s 2009 third quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency declined 2 percent versus a year ago.  Positive net pricing and the benefit of cost savings initiatives were offset by declines in volume and higher marketing, general and administrative expenses, driven by increased brand investment and the deconsolidation of our interest in the Beer Stores in Ontario (Brewers Retail Inc.).  On a reported basis, Canada underlying pretax income was $139.3 million in the third quarter, 7.7 percent lower than a year ago, as the Canadian Dollar declined versus the U.S. Dollar approximately 6 percent, or $9 million, in the quarter.

Canada sales-to-retail (STRs) decreased 3.2 percent in the third quarter versus last year.  Coors Light continued to show growth, while Molson Canadian and Molson Export declined versus prior year.  Canada beer industry volumes decreased an estimated 0.7 percent in the quarter.

Canada sales volume was 2.5 million hectoliters, down 1.8 percent from a year ago.  Comparable(2) net sales per hectoliter increased 2 percent in local currency, driven by favorable net pricing, led by price increases across all major markets, partially offset by continued price discounting activity.

Cost of goods sold per hectoliter increased slightly on a comparable basis in local currency.  An increase in commodity, packaging material, distribution and other input costs, including pension expense, as well as fixed cost deleverage related to lower export volume to the U.S., were offset by savings from our Resources for Growth initiatives.

Comparable marketing, general and administrative expenses increased 4.4 percent in local currency, driven by higher brand and innovation investments.

Molson Coors Brewing Company

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment pretax income grew 16.6 percent to $107.4 million in the third quarter due to strong underlying income growth by MillerCoors.  Strong MillerCoors income growth was partially offset by cycling high equity income last year and one day of income for the legacy Coors business prior to the formation of MillerCoors on July 1, 2008.

MillerCoors Operating and Financial Highlights (U.S. GAAP)

For the quarter, underlying net income attributable to MillerCoors, excluding special items, increased 28.1 percent to $244.4 million versus the prior-year comparable quarter.  MillerCoors is successfully delivering synergies, controlling costs, and managing revenue for sustainable profit growth, despite continuing commodity cost pressures.

MillerCoors domestic sales-to-retailers (STRs) were down 1.3 percent due to a slight decline in premium light volumes and continued softness in above premium and premium brands.  Domestic sales-to-wholesalers (STWs) fell 0.7 percent primarily driven by lower retail sales.

MillerCoors total net revenue increased 3.1 percent to $2.01 billion versus the prior-year comparable quarter, driven by domestic net pricing.  Excluding contract brewing and company-owned distributor sales, net sales revenue increased 3.0 percent to $1.87 billion.  Third-party contract brewing volumes declined 4.6 percent, though profits were up slightly from the prior-year comparable quarter.

Pricing remained strong in the third quarter, as domestic net revenue per barrel, excluding contract brewing and company-owned distributor sales, increased 3.7 percent, driven by sustained price increases taken in the fall of 2008 and reductions in discount activity.

Cost of goods sold per barrel increased 3.5 percent as benefits from MillerCoors cost leadership programs were more than offset by brewing and packaging material cost increases under procurement contracts largely arranged prior to more recent commodity market price reductions.

Marketing, general and administrative costs decreased 4.5 percent, driven primarily by lower organizational costs and synergies, which were partially offset by IT integration-related expenses.

Depreciation and amortization expenses for MillerCoors in the third quarter were $72.9 million and additions to tangible and intangible assets totaled $79.5 million.

United Kingdom Business

U.K. underlying pretax earnings in local currency increased more than 20 percent versus a year ago.  This increase was driven by positive results from the strategic actions our U.K. team has taken in the past year, including leveraging our contract brewing arrangement and brand building efforts, allowing us to forgo low-margin volume.  The benefit of these actions was partially offset by the one-time impact of a mark-to-market adjustment on natural gas hedges and cycling a one-time supplier negotiation benefit of $6 million in 2008, combined with lower volume and higher marketing, general and administration expenses in the quarter.  On a reported basis, third quarter U.K. underlying pretax income was $32.7 million, an increase of $2.0 million, or 6.5 percent, versus the same quarter last year.  These results include the impact of a 13 percent devaluation of the British Pound versus the U.S. Dollar, which reduced U.K. earnings by $5 million in the quarter.

Molson Coors Brewing Company

U.K. owned-brand volume decreased 6.3 percent during the quarter due to declining industry volume and the Company’s strategy to forgo low-margin volume.  The U.K. beer industry volume declined approximately 1 percent in the third quarter.

Comparable net sales per hectoliter of owned products increased 21 percent in local currency, driven by two factors.  Higher pricing in all channels and positive sales mix drove 17 percent and 4 percent of the increase, respectively.

Comparable cost of goods sold per hectoliter of owned brands increased 22 percent in local currency in the third quarter, driven by cycling the one-time supplier negotiation benefit in 2008, input cost inflation, adverse brand and channel mix, a mark-to-market adjustment on natural gas hedges, and the deleveraging impact of lower owned-brand volumes.

Marketing, general and administrative expense increased 7.8 percent in local currency due to higher marketing, incentive compensation, and bad debt expenses in the quarter, along with sales-related costs in our new Cobra business.

International Markets and Corporate

The underlying pretax loss for International Markets and Corporate was $57.5 million, a 7.1 percent increase versus the third quarter of 2008.

The Company’s International Markets business grew volume nearly 28 percent, on a small base, driven by the strength of Coors Light in China and Carling in Europe.  Marketing, general and administrative expense for International Markets was $12.7 million in the quarter, an increase of $1.1 million versus a year ago.

Corporate general and administrative expense was $28.1 million in the third quarter, an increase of $7.7 million, driven by higher incentive compensation, project spending, and labor-related costs this year.

Corporate net interest expense was $24.7 million in the third quarter, a decrease of $3.7 million compared to a year ago, with approximately $2.7 million of this reduction attributable to the deconsolidation of BRI and the balance due to foreign currency movements.  In the quarter, Corporate other income of $58.2 million was driven by a one-time mark-to-market gain related to the Foster’s cash-settled total-return swap.

Molson Coors Brewing Company

Special and Other One-Time Items

During the third quarter 2009, the Company reported net special charges of $4.3 million pretax, which was composed primarily of $3.5 million of non-cash expenses associated with closing the Edmonton Brewery.

Other one-time items in the quarter included a $59.3 million non-cash mark-to-market gain in Corporate other income related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008.

During the third quarter of 2009, MillerCoors reported special charges totaling $14.7 million, which include pension curtailment and integration expenses.  This equates to $6.2 million at Molson Coors’ 42 percent economic ownership share.

The foregoing special and other one-time items have been excluded from underlying earnings in the third quarter 2009.

The company’s underlying results were reduced by other non-operating or unusual factors, including unfavorable year-over-year currency movements, a mark-to-market hedge loss this year and supplier negotiation benefits last year in the U.K.  These headwinds totaled $22.3 million pretax in the 3rd quarter. Meanwhile, results in the quarter benefited from the favorable resolution of some unrecognized tax positions, which increased $36.4 million from a year ago.

Discontinued Operations

The Company reports results associated with its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a loss of $9.0 million from discontinued operations during the quarter due to legal expenses and losses from foreign exchange, which were partially offset by reductions in liabilities.

2009 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2009 third quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 9, 2010.  The Company will also post this release and related financial statements on its website today.

Molson Coors Brewing Company

Footnotes:

(1) The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.  To calculate underlying income in the third quarter of 2009, the Company excluded one-time items, particularly related to MillerCoors, and the Foster’s cash-settled total-return swap, as well as net special charges of $4.3 million pretax.  For further details, please see the section “Special and Other One-Time Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.  All $ amounts are in U.S. Dollars.

(2)  Except where otherwise indicated, comparable Canada results exclude the sales and costs related to exporting beer to MillerCoors, as well as the reporting effects of the deconsolidation of Brewers Retail Inc. (BRI) in Ontario on March 1, 2009.

(3) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008.  Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method.  Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Income in MillerCoors.”  This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 6).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 2: 2009 Third Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions of $US, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)

		2009 3rd Q	2008 3rd Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:		244.3	168.1
	Per diluted share:	$1.31	$0.90
Add back: Pretax special items - net		4.3	24.8
Add back: Environmental litigation reserve (1)		-	3.6
Add back: Proportionate share of MillerCoors pretax special items - net (2)		6.2	9.5
(Less): Impact of MillerCoors accounting policy elections (2)		-	(27.9)
(Less): Gain related to the cash-settled total return swap (1)		(59.3)	(13.6)
Add back: Tax effects related to special and other one-time items		17.4	9.0
Non-GAAP: Underlying after-tax income:		212.9	173.5
	Per diluted share:	$1.14	$0.93

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 3: 2009 Third Quarter Underlying After-Tax Income, Net of Adjustments(1)
(In Millions of $US)
(Note: Some numbers may not sum due to rounding.)

Non-GAAP: Underlying after-tax income - 3rd Q 2009:	$212.9
Adjustments - 3rd Q 2009 versus 3rd Q 2008:
Currency movements, mark-to-market hedge loss	16.3
Supplier renegotiation benefits in prior year	6.0
Tax effects related to hedge loss and supplier renegotiation benefits	(2.7)
Benefit of resolution of unrecognized tax positions	(36.4)
Non-GAAP: Underlying after-tax income - 3rd Q 2009, net of adjustments(1):	$196.1

Non-GAAP: Underlying after tax income - 3rd Q 2008:	$173.5

Year-over-year percent change:	13%

Notes:
(1) Adjusted for year-over-year variances in other non-operating or unusual factors.

Molson Coors Brewing Company
Table 4: 2009 Third Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions of $US)
(Note: Some numbers may not sum due to rounding.)

	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2009 3rd Q Income (loss) from continuing operations before income taxes	$135.7	$101.2	$32.4	$1.4	$270.7
Add back: Pretax special items - net	3.8	-	0.2	0.3	4.3
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	6.2	-	-	6.2
(Less): Gain related to the cash-settled total return swap (1)	-	-	-	(59.3)	(59.3)
Non-GAAP: 2009 3rd Q underlying pretax income (loss)	$139.3	$107.4	$32.7	$(57.5)	$221.9

Percent change 2009 3rd Q vs. 2008 3rd Q underlying pretax income (loss)	-7.7%	16.6%	6.5%	7.1%	0.8%

U.S. GAAP: 2008 3rd Q Income (loss) from continuing operations before income taxes	$148.0	$110.5	$30.5	$(65.3)	$223.7
Add back: Pretax special items – net	3.0	-	0.2	21.6	24.8
Add back: Environmental litigation reserve (1)	-	-	-	3.6	3.6
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	9.5	-	-	9.5
(Less): Impact of MillerCoors accounting policy elections (2)	-	(27.9)	-	-	(27.9)
(Less): Gain related to the cash-settled total return swap (1)	-	-	-	(13.6)	(13.6)
Non-GAAP: 2008 3rd Q underlying pretax income (loss)	$151.0	$92.1	$30.7	$(53.7)	$220.1

Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

MillerCoors LLC
Table 5:  2009 Third Quarter Underlying Net Income
(Net Income, Excluding Special Items)
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
				Pro Forma
U.S. GAAP - Net Income attributable to MillerCoors LLC:	$229.7	$168.2	$740.6	$479.4
Add back: Special items, net	14.7	22.6	45.5	138.7
Non-GAAP - Underlying net income:	$244.4	$190.8	$786.1	$618.1

Molson Coors Brewing Company

Pretax and after-tax underlying income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Molson Coors Brewing Company

Molson Coors Brewing Company
Table 6: Reconciliation of Net Income Attributable to MillerCoors to MCBC's Equity
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended	Three Months Ended
	September 30, 2009	September 30, 2008
MillerCoors Net Income	$229.7	$168.2
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$96.5	$70.6
Add: Accounting policy elections (1)	-	31.8
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	2.4	6.0
Add: Share-based compensation adjustment (3)	2.3	(1.9)
Equity Income in MillerCoors (reported)	$101.2	$106.5
Add: U.S. Segment pretax income for June 30, 2008	-	4.0
Add: Proportionate share of MillerCoors special items (4)	6.2	9.5
Add: MillerCoors variable share-based compensation (5)	-	3.9
(Minus): Accounting policy elections (1)	-	(31.8)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$107.4	$92.1

Notes:
(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.  These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities.
(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.  MCBC’s investment basis in MillerCoors is less than our underlying equity (42%) in the total net assets of MillerCoors (contributed by both Coors and Miller) by approximately $633.4 million.  This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference.  For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment.
(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by MillerCoors.  The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC's U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.
(4) MillerCoors Q3 2009 Special Items of $14.7 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $6.2 million. MillerCoors Q3 2008 Special Items of $22.6 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $9.5 million.
(5) Included in Equity Income in MillerCoors.  This adjustment represents the fair value mark to market component of MCBC share-based compensation held by employees of MillerCoors.

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 7:  Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008	September 26, 2009	September 28, 2008

Volume in hectoliters	5.181	5.480	14.082	29.868

Sales	$1,250.3	$1,373.8	$3,234.9	$5,549.5
Excise taxes	(396.6)	(452.7)	(1,023.3)	(1,514.3)
Net Sales	853.7	921.1	2,211.6	4,035.2
Cost of goods sold	(472.6)	(524.4)	(1,251.3)	(2,392.9)
Gross profit	381.1	396.7	960.3	1,642.3
Marketing, general and administrative expenses	(240.7)	(236.8)	(653.3)	(1,136.6)
Special items, net	(4.3)	(24.8)	(21.6)	(136.1)
Equity income in MillerCoors	101.2	106.5	332.4	106.5
Operating income	237.3	241.6	617.8	476.1
Interest expense, net (1)	(22.5)	(25.6)	(62.3)	(80.4)
Debt extinguishment costs	-	-	-	(12.4)
Other income, net	55.9	7.7	29.1	6.4
Income from continuing operations before income taxes	270.7	223.7	584.6	389.7
Income tax expense	(25.3)	(54.9)	(71.3)	(74.9)
Income from continuing operations	245.4	168.8	513.3	314.8
(Loss) income from discontinued operations, net of tax	(9.0)	3.2	(12.9)	(18.1)
Net income	236.4	172.0	500.4	296.7
Less: Net income attributable to noncontrolling interests (2)	(1.1)	(0.7)	(2.1)	(11.6)
Net income attributable to MCBC	$235.3	$171.3	$498.3	$285.1

Basic income (loss) per share:
From continuing operations attributable to MCBC	$1.32	$0.91	$2.78	$1.66
From discontinued operations attributable to MCBC	(0.05)	0.02	(0.07)	(0.10)
Basic net income per share	$1.27	$0.93	$2.71	$1.56
Diluted income (loss) per share:
From continuing operations attributable to MCBC	$1.31	$0.90	$2.75	$1.63
From discontinued operations attributable to MCBC	(0.05)	0.02	(0.07)	(0.10)
Diluted net income per share	$1.26	$0.92	$2.68	$1.53

Weighted average shares - basic	184.6	183.5	184.2	182.3
Weighted average shares - diluted	186.2	185.7	185.6	185.5

Dividends per share	$0.24	$0.20	$0.68	$0.56

Amount attributable to MCBC
Income from continuing operations, net of tax	$244.3	$168.1	$511.2	$303.2
(Loss) income from discontinued operations, net of tax	(9.0)	3.2	(12.9)	(18.1)
Net income attributable to MCBC	$235.3	$171.3	$498.3	$285.1

Notes:
(1) On December 29, 2008, we adopted guidance regarding accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) that applies to all convertible debt instruments that have a ‘‘net settlement feature’’, which means that such convertible debt instruments, by their terms, may be settled either wholly or partially in cash upon conversion. This guidance requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers’ nonconvertible debt borrowing rate. The provisions of this guidance were retroactively applied.  As a result, $4.0 million and $11.8 million of additional non-cash interest expense was recorded in the third quarter and first thirty-nine weeks of 2008, respectively.  During the third quarter and first thirty-nine weeks of 2009, we recorded $4.1 million and $12.2 million of additional non-cash interest expense, respectively.
(2) On December 29, 2008, MCBC adopted guidance regarding accounting for noncontrolling interests in consolidated financial statements, the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that consolidated net income (loss) includes the amounts attributable to such noncontrolling interests for all periods presented.

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 8:  Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008	September 26, 2009	September 28, 2008(1)

Volume in hectoliters	2.477	2.522	6.642	7.548

Sales	$653.4	$706.9	$1,689.5	$1,957.8
Excise taxes	(159.6)	(165.2)	(400.0)	(444.2)
Net sales	493.8	541.7	1,289.5	1,513.6
Cost of goods sold	(239.7)	(278.5)	(658.2)	(808.8)
Gross profit	254.1	263.2	631.3	704.8
Marketing, general and administrative expenses	(113.4)	(110.9)	(300.7)	(334.7)
Special items, net	(3.8)	(3.0)	(12.8)	(4.9)
Operating income	136.9	149.3	317.8	365.2
Other (expense) income, net	(1.2)	(1.3)	4.3	(0.5)
Earnings before income taxes	$135.7	$148.0	$322.1	$364.7

Notes:
(1) As a result of the MillerCoors formation on July 1, 2008, and MCBC's prospective equity accounting for MillerCoors, sales shown above for the thirteen weeks ended September 28, 2008, present MCBC’s former U.S. segment net sales for a single day of June 30, 2008, and our proportional share of net income for the period July 1, 2008, through September 28, 2008.  Sales shown for the thirty-nine weeks ended September 28, 2008, represent MCBC's former U.S. segment net sales for the twenty-six weeks ended June 29, 2008, plus net sales for a single day of June 30, 2008, and our proportional share of net income for the period July 1, 2008, through September 28, 2008.

Molson Coors Brewing Company and Subsidiaries
Table 9:  United States Segment Results of Operations (1)
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008	September 26, 2009	September 28, 2008

Volume in hectoliters	-	0.115	-	14.894

Sales	$-	$14.7	$-	$1,736.4
Excise taxes	-	(1.8)	-	(231.6)
Net sales	-	12.9	-	1,504.8
Cost of goods sold	-	(7.7)	-	(915.1)
Gross profit	-	5.2	-	589.7
Marketing, general and administrative expenses	-	(1.2)	-	(413.3)
Special items, net	-	-	-	(69.3)
Equity income in MillerCoors	101.2	106.5	332.4	106.5
Operating income	101.2	110.5	332.4	213.6
Other income, net	-	-	-	2.3
Earnings before income taxes	$101.2	$110.5	$332.4	$215.9

Notes:
(1)Reflects the formation of MillerCoors on July 1, 2008, and the Company's pre-existing U.S. operations prior to July 1, 2008.

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 10: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008	September 26, 2009	September 28, 2008

Volume in hectoliters	2.552	2.724	7.048	7.894

Sales	$573.5	$632.4	$1,485.9	$1,859.8
Excise taxes	(235.0)	(283.6)	(618.3)	(833.5)
Net sales	338.5	348.8	867.6	1,026.3
Cost of goods sold	(220.5)	(227.9)	(561.9)	(698.4)
Gross profit	118.0	120.9	305.7	327.9
Marketing, general and administrative expenses	(86.5)	(92.8)	(236.4)	(284.1)
Special items, net	(0.2)	(0.2)	(7.9)	(5.4)
Operating income	31.3	27.9	61.4	38.4
Interest income, net	2.2	2.8	6.3	8.5
Other expense, net	(1.1)	(0.2)	(2.7)	(2.0)
Earnings before income taxes	$32.4	$30.5	$65.0	$44.9

Molson Coors Brewing Company and Subsidiaries
Table 11: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008	September 26, 2009	September 28, 2008

Volume in hectoliters	0.152	0.119	0.392	0.316

Sales	$23.4	$19.8	$59.5	$51.1
Excise taxes	(2.0)	(2.1)	(5.0)	(5.0)
Net sales	21.4	17.7	54.5	46.1
Cost of goods sold	(12.4)	(10.3)	(31.2)	(26.2)
Gross profit	9.0	7.4	23.3	19.9
Marketing, general and administrative expenses	(40.8)	(31.9)	(116.2)	(104.5)
Special items, net	(0.3)	(21.6)	(0.9)	(56.5)
Operating loss	(32.1)	(46.1)	(93.8)	(141.1)
Interest expense, net	(24.7)	(28.4)	(68.6)	(88.9)
Debt extinguishment costs	-	-	-	(12.4)
Other income, net	58.2	9.2	27.5	6.6
Income (loss) before income taxes	$1.4	$(65.3)	$(134.9)	$(235.8)

Molson Coors Brewing Company

MillerCoors LLC (1)
Table 12: Results of Operations
(In Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	Actual	Actual	Actual	Pro Forma (2)

Volume in hectoliters	21.640	21.881	63.000	63.998

Sales	$2,350.7	$2,293.4	$6,855.8	$6,710.2
Excise taxes	(341.2)	(343.7)	(993.7)	(1,004.1)
Net sales	2,009.5	1,949.7	5,862.1	5,706.1
Cost of goods sold	(1,266.6)	(1,236.9)	(3,618.8)	(3,513.7)
Gross profit	742.9	712.8	2,243.3	2,192.4
Marketing, general and administrative expenses	(496.0)	(519.1)	(1,438.4)	(1,566.2)
Special items, net	(14.7)	(22.6)	(45.5)	(138.7)
Operating income	232.2	171.1	759.4	487.5
Other income, net	2.3	2.3	1.6	7.1
Income from continuing operations before income taxes	234.5	173.4	761.0	494.6
Income tax expense	(2.3)	(1.9)	(6.9)	(1.9)
Income from continuing operations	232.2	171.5	754.1	492.7
Less: Net income attributable to noncontrolling interests	(2.5)	(3.3)	(13.5)	(13.3)
Net income attributable to MillerCoors LLC	$229.7	$168.2	$740.6	$479.4

Notes:
(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors.  See Table 5 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in MillerCoors.
(2) The pro forma financial information has been derived from the historical financial results of the respective U.S. businesses of Molson Coors Brewing Company and SABMiller, giving effect to the MillerCoors transaction and other related adjustments.  These pro forma results are not necessarily indicative of the results of operations that would have been achieved had the MillerCoors transaction taken place at the beginning of the pro forma period, and do not purport to be indicative of future operating results.

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 13:  Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	September 26, 2009	December 28, 2008
Assets

Cash and cash equivalents	$565.1	$216.2
Receivables, net	661.8	635.4
Inventories, net	223.7	192.1
Other, net	57.2	63.4
Total current assets	1,507.8	1,107.1

Properties, net	1,251.8	1,301.9
Goodwill and intangibles, net	5,813.7	5,221.4
Investment in MillerCoors	2,588.1	2,418.7
Other	329.8	337.5
Total assets	$11,491.2	$10,386.6

Liabilities and equity

Accounts payable	$185.4	$170.5
Accrued expenses and other	912.4	815.5
Current portion of long-term debt and short-term borrowings	300.1	0.1
Total current liabilities	1,397.9	986.1

Long-term debt	1,376.6	1,752.0
Pension and post-retirement benefits	489.9	581.0
Other	1,192.7	1,028.1
Total liabilities	4,457.1	4,347.2

Total MCBC stockholders' equity	7,018.7	6,055.4
Noncontrolling interests	15.4	(16.0)
Total equity	7,034.1	6,039.4
Total liabilities and equity	$11,491.2	$10,386.6

Molson Coors Brewing Company

Molson Coors Brewing Company and Subsidiaries
Table 14:  Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirty-Nine Weeks Ended
	September 26, 2009	September 28, 2008

Cash flows from operating activities:
Net income	$500.4	$296.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135.3	224.4
Equity income in MillerCoors	(332.4)	(106.5)
Distributions from MillerCoors	351.5	58.8
Change in working capital and other, net	12.0	(77.8)
Net cash provided by operating activities	666.8	395.6

Cash flows from investing activities:
Additions to properties and intangible assets	(71.7)	(176.5)
Proceeds from sales of assets and businesses, net	3.9	35.7
Acquisition of businesses	(19.6)	-
Investment in MillerCoors, net	(109.2)	(78.8)
Other, net	(29.9)	4.6
Net cash used in investing activities	(226.5)	(215.0)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	25.5	51.6
Dividends paid to Molson Coors Brewing Company stockholders	(125.8)	(102.2)
Net repayments of debt	(0.4)	(163.2)
Other	9.1	(6.2)
Net cash used in financing activities	(91.6)	(220.0)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	348.7	(39.4)
Effect of foreign exchange rate changes on cash and cash equivalents	0.2	(3.1)
Balance at beginning of year	216.2	377.0
Balance at end of period	$565.1	$334.5